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                                                                     EXHIBIT 3.1

               CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS

                                       OF

                      SERIES N CONVERTIBLE PREFERRED STOCK

                                       OF

                          VELOCITY EXPRESS CORPORATION

                         (Pursuant to Section 151 of the
                        Delaware General Corporation Law)

          Velocity Express Corporation, a corporation organized and existing under the laws of the State of Delaware (the "Company"), hereby certifies that, pursuant to authority vested in the Board of Directors of the Company by Article IV of the Certificate of Incorporation of the Company, the following resolution was adopted as of April 14, 2005 by the Board of Directors of the Company pursuant to Section 151 of the Delaware General Corporation Law:

          "RESOLVED that, pursuant to authority vested in the Board of Directors of the Company by Article IV of the Company's Certificate of Incorporation, out of the total authorized number of 299,515,270 shares of its preferred stock, par value $0.004 per share ("Preferred Stock"), there shall be designated a series of 2,544,097 shares which shall be issued in and constitute a single series to be known as "Series N Convertible Preferred Stock" (hereinafter called the "Series N Preferred Stock"). The shares of Series N Preferred Stock have the voting powers, designations, preferences and other special rights, and qualifications, limitations and restrictions thereof set forth below:

          1. Certain Definitions.

          As used in this Certificate of Designations, Preferences and Rights of Series N Convertible Preferred Stock of Velocity Express Corporation, the following terms shall have the respective meanings set forth below:

          "Affiliate", as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

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          "Common Stock" means the common stock, $0.004 par value per share, of the Company, including the stock into which the Series N Preferred Stock is convertible, and any securities into which the Common Stock may be reclassified.

          "Excluded Stock" means (A) capital stock, Options (as defined in Section 4D(1)) or Convertible Securities (as defined in Section 4D(1)) issued to employees, consultants, officers or directors of the Company pursuant to any stock or option plan duly adopted by a majority of the non-employee members of the Board of Directors of the Company or a majority of the members of a committee of non-employee directors established for such purpose, (B) shares of Common Stock issued upon the conversion or exercise of Options or Convertible Securities issued prior to the date hereof, provided that such securities have not been amended since the date hereof, (C) capital stock or Convertible Securities issued to a lender in connection with the provision of credit to the Company and (D) shares of Common Stock issued or issuable by reason of a dividend, stock split or other distribution on shares of Common Stock (but only to the extent that such a dividend, split or distribution results in an adjustment in the Conversion Price pursuant to the other provisions of this Series N Preferred Stock).

          "Market Price" means the lower of market value of the Common Stock as of (i) the date of the binding agreement to issue the Series N Preferred Stock or (ii) the date of issuance of the Series N Preferred Stock.

          "Person" shall be construed in the broadest sense and means and includes any natural person, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization and other entity or governmental or quasi-governmental entity.

          "Series N Stated Value" means $3.685 (appropriately adjusted for any stock split, reverse stock split, stock dividend or other reclassification or combination of the Series N Preferred Stock occurring after the date hereof).

          "Subsidiary" means any corporation, association or other business entity (i) at least 50% of the outstanding voting securities of which are at the time owned or controlled, directly or indirectly, by the Company; or (ii) with respect to which the Company possesses, directly or indirectly, the power to direct or cause the direction of the affairs or management of such Person.

          2. Dividends.

          (a) Each holder of Series N Preferred Stock, in preference and priority to the holders of all other classes of stock other than holders of the Series M Preferred Stock, shall be entitled to receive, with respect to each share of Series N Preferred Stock then outstanding and held by such holder of Series N Preferred Stock, dividends, commencing from the date of issuance of such share of Series N Preferred Stock, at the rate of six percent (6%) per annum of the Series N Stated Value (the "Series N Preferred Dividends"). The Series N Preferred Dividends shall be cumulative, whether or not earned or declared, and shall be paid quarterly in arrears on the first day of March, June, September and December in each year. During the first two (2) years following the

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date of issuance, the Series N Preferred Dividends shall be paid by issuing each holder of Series N Preferred Stock such number of shares of Series N Preferred Stock equal to the Series N Preferred Dividend divided by the Series N Stated Value ("PIK Shares"). From and after the second anniversary of the date of issuance, the Company shall have the option to pay the Series N Preferred Dividends in PIK Shares or in cash out of legally available funds therefor. Any election by the Company to pay dividends in shares of Series N Preferred Stock or cash shall be made uniformly with respect to all outstanding shares of Series N Preferred Stock for a given dividend period.

          (b) No dividends shall be paid on any Common Stock of the Company or any other capital stock of the Company other than the Series M Preferred Stock during any fiscal year of the Company until all outstanding Series N Preferred Dividends (with respect to the current fiscal year and all prior fiscal years) shall have been paid or declared and set apart for payment to the holders of Series N Preferred Stock.

          (c) In the event that the Company shall at any time pay a dividend on the Common Stock (other than a dividend payable solely in shares of Common Stock) or any other class or series of capital stock of the Company other than the Series M Preferred Stock, the Company shall, at the same time, pay to each holder of Series N Preferred Stock a dividend equal to the dividend that would have been payable to such holder if the shares of Series N Preferred Stock held by such holder had been converted into Common Stock on the date of determination of holders of Common Stock entitled to receive such dividends.

          3. Liquidation; Redemption. Upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of the shares of Series N Preferred Stock shall rank (i) senior to the holders of the Common Stock and any other class or series of capital stock of the Company hereafter created and (ii) junior to the holders of the Series M Preferred Stock, as to such distributions, and shall be entitled to be paid an amount per share equal to the Series N Stated Value plus any accrued and unpaid Series N Preferred Dividends (the "Liquidation Preference"). If upon such liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the assets to be distributed among the holders of the Series N Preferred Stock and any class or series of capital stock ranking on a parity with the Series N Preferred Stock as to such distributions shall be insufficient to permit payment to the holders of the Series N Preferred Stock and any such class or series of capital stock of their respective liquidation amount, then the entire assets of the Company to be distributed shall be distributed pro rata to the holders of Series N Preferred Stock and the holders of such class or series of capital stock ranking on a parity with the Series N Preferred Stock as to such distributions according to the preferential amounts due thereon. Unless waived in writing by the holders of at least 62.5% of the Series N Preferred Stock then outstanding, voting together as one class, a consolidation or merger of the Company into or with any other entity or entities, or the sale or transfer by the Company of all or substantially all of its assets, in each case under circumstances in which the holders of a majority in voting power of the outstanding capital stock of the Company, immediately prior to such a merger, consolidation or sale, own less than a majority in voting power of the outstanding capital stock of the corporation or the surviving or resulting corporation or acquirer, as the case may be, immediately following such a merger, consolidation or sale (each such transaction being hereinafter referred to as a "Corporate Transaction") shall be deemed to be a liquidation within the meaning of this Section 3; provided, however, that the holder(s) of any share

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or shares of Series N Preferred Stock shall have the right, at its option, upon consummation of a Corporate Transaction, to require the Company to redeem such holder(s) shares or shares of Series N Preferred Stock, for an amount equal to such holder's Liquidation Preference.

          4. Conversion.

          4A. Right to Convert. Subject to the terms and conditions of this paragraph 4A, the holder of any share or shares of Series N Preferred Stock shall have the right, at its option at any time, to convert any such shares of Series N Preferred Stock into such number of fully paid and nonassessable whole shares of Common Stock as is obtained by multiplying the number of shares of Series N Preferred Stock so to be converted by the Liquidation Preference per share and dividing the result by the conversion price of $3.685 per share or, if there has been an adjustment of the conversion price, by the conversion price as last adjusted and in effect at the date any share or shares of Series N Preferred Stock are surrendered for conversion (such price, or such price as last adjusted, being referred to herein as the "Conversion Price"). Such rights of conversion shall be exercised by the holder thereof by surrender of a certificate or certificates for the shares to be converted to the Company at its principal office (or such other office or agency of the Company as the Company may designate by notice in writing to the holder or holders of the Series N Preferred Stock) at any time during its usual business hours on the date set forth in such notice, together with a properly completed notice of conversion in the form attached to the Series N Preferred Stock certificate with a statement of the name or names (with address), subject to compliance with applicable laws to the extent such designation shall involve a transfer, in which the certificate or certificates for shares of Common Stock, shall be issued. Such conversion shall be deemed to have been effected and the Conversion Price shall be determined as of the close of business on the date on which such written notice shall have been received by the Company and the certificate or certificates for such shares shall have been surrendered as aforesaid.

          4B. Issuance of Certificates; Time Conversion Effected. Within three business days after the conversion of the Series N Preferred Stock and surrender of the certificate or certificates for the share or shares of the Series N Preferred Stock being converted, the Company shall issue and deliver, or cause to be issued and delivered, to the holder, registered in such name or names as such holder may direct, subject to compliance with applicable laws to the extent such designation shall involve a transfer, a certificate or certificates for the number of whole shares of Common Stock issuable upon the conversion of such share or shares of Series N Preferred Stock. Upon the effective date of any such conversion, the rights of the holder of the shares of Series N Preferred Stock being converted shall cease, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby.

          4C. Fractional Shares; Dividends; Partial Conversion. No fractional shares shall be issued upon conversion of the Series N Preferred Stock into Common Stock, and the number of shares of Common Stock to be issued shall be rounded down to the nearest whole share. In case the number of shares of Series N Preferred Stock represented by the certificate

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     or certificates surrendered pursuant to subsection 4A(a) exceeds the number of shares converted, the Company shall upon such conversion, execute and deliver to the holder thereof at the expense of the Company, a new certificate for the number of shares of Series N Preferred Stock represented by the certificate or certificates surrendered which are not to be converted.

          4D. Adjustment of Conversion Price. If the Company shall issue or sell, or is, in accordance with subsections 4D(1) through 4D(8) below, deemed to have issued or sold, any Additional Shares of Common Stock without consideration or for a consideration per share less than the Conversion Price in effect immediately prior to the time of such issue or sale, then and in each such case (a "Trigger Issuance") the then-existing Conversion Price, shall be reduced, as of the close of business on the effective date of the Trigger Issuance, to a price determined as follows:

          Adjusted Conversion Price = (A x B) + D
                                      -----------
                                      A + C

                    where

                    "A" equals the number of shares of Common Stock outstanding, including Additional Shares of Common Stock (as defined below) deemed to be issued hereunder, immediately preceding such Trigger Issuance;

                    "B" equals the Conversion Price in effect immediately preceding such Trigger Issuance;

                    "C" equals the number of Additional Shares of Common Stock issued or deemed issued hereunder as a result of the Trigger Issuance; and

                    "D" equals the aggregate consideration, if any, received or deemed to be received by the Company upon such Trigger Issuance;

provided, however, that in no event shall the Conversion Price after giving effect to such Trigger Issuance be greater than the Conversion Price in effect prior to such Trigger Issuance.

          For purposes of this subsection 4D, "Additional Shares of Common Stock" shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this subsection 4D, other than Excluded Stock.

          For purposes of this subsection 4D, the following paragraphs 4D(1) to 4D(8) shall also be applicable:

          4D(1) Issuance of Rights or Options. In case at any time the Company shall in any manner grant (directly and not by assumption in a merger or otherwise) any warrants or other rights to subscribe for or to purchase, or any options for the purchase of, Common Stock or

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     any stock or security convertible into or exchangeable for Common Stock
     (such warrants, rights or options being called "Options" and such convertible or exchangeable stock or securities being called "Convertible Securities") whether or not such Options or the right to convert or exchange any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon the exercise of such Options or upon the conversion or exchange of such Convertible Securities (determined by dividing (i) the sum (which sum shall constitute the applicable consideration) of (x) the total amount, if any, received or receivable by the Company as consideration for the granting of such Options, plus (y) the aggregate amount of additional consideration payable to the Company upon the exercise of all such Options, plus (z), in the case of such Options which relate to Convertible Securities, the aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion or exchange thereof, by (ii) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options) shall be less than the Conversion Price in effect immediately prior to the time of the granting of such Options, then the total number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to have been issued for such price per share as of the date of granting of such Options or the issuance of such Convertible Securities and thereafter shall be deemed to be outstanding for purposes of adjusting the Conversion Price. Except as otherwise provided in subsection 4D(3), no adjustment of the Conversion Price shall be made upon the actual issue of such Common Stock or of such Convertible Securities upon exercise of such Options or upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities.

          4D(2) Issuance of Convertible Securities. In case the Company shall in any manner issue (directly and not by assumption in a merger or otherwise) or sell any Convertible Securities, whether or not the rights to exchange or convert any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon such conversion or exchange (determined by dividing (i) the sum (which sum shall constitute the applicable consideration) of (x) the total amount received or receivable by the Company as consideration for the issue or sale of such Convertible Securities, plus (y) the aggregate amount of additional consideration, if any, payable to the Company upon the conversion or exchange thereof, by (ii) the total number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities) shall be less than the Conversion Price in effect immediately prior to the time of such issue or sale, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of all such Convertible Securities shall be deemed to have been issued for such price per share as of the date of the issue or sale of such Convertible Securities and thereafter shall be deemed to be outstanding for purposes of adjusting the Conversion Price, provided that (a) except as otherwise provided in subsection 4D(3), no adjustment of the Conversion Price shall be made upon the actual issuance of such Common Stock upon conversion or exchange of such Convertible Securities and (b) no further adjustment of the Conversion Price shall be made by reason of the issue or sale of Convertible Securities upon exercise of any Options to

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     purchase any such Convertible Securities for which adjustments of the
     Conversion Price have been made pursuant to the other provisions of subsection 4D.

          4D(3) Change in Option Price or Conversion Rate. Upon the happening of any of the following events, namely, if the purchase price provided for in any Option referred to in subsection 4D(l) hereof, the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in subsections 4D(l) or 4D(2), or the rate at which Convertible Securities referred to in subsections 4D(l) or 4D(2) are convertible into or exchangeable for Common Stock shall change at any time (including, but not limited to, changes under or by reason of provisions designed to protect against dilution), the Conversion Price in effect at the time of such event shall forthwith be readjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold. On the termination of any Option for which any adjustment was made pursuant to this subsection 4(D) or any right to convert or exchange Convertible Securities for which any adjustment was made pursuant to this subsection 4(D) (including without limitation upon the redemption or purchase for consideration of such Convertible Securities by the Company), the Conversion Price then in effect hereunder shall forthwith be changed to the Conversion Price which would have been in effect at the time of such termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such termination, never been issued.

          4D(4) Stock Dividends. Subject to the provisions of this subsection 4D, in case the Company shall declare a dividend or make any other distribution upon any stock of the Company (other than the Common Stock) payable in Common Stock, Options or Convertible Securities, then any Common Stock, Options or Convertible Securities, as the case may be, issuable in payment of such dividend or distribution shall be deemed to have been issued or sold without consideration; provided, however, that the provisions of this subsection 4D(4) shall not apply to the issuance of PIK Shares in accordance with the terms hereof.

          4D(5) Subdivision or Combination of Stock. In case the Company shall at any time subdivide its outstanding shares of Common Stock into a greater number of shares or shall declare or pay a dividend on its outstanding shares of Common Stock payable in shares of Common Stock, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and conversely, in case the outstanding shares of Common Stock of the Company shall be combined into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

          4D(6) Consideration for Stock. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for cash, the consideration received therefor shall be deemed to be the net amount received by the Company therefor, after deduction therefrom of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Company in connection therewith. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for a consideration other than cash,

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     the amount of the consideration other than cash received by the Company shall be deemed to be the fair value of such consideration as determined in good faith by the Board of Directors of the Company, after deduction of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Company in connection therewith. In case any Options shall be issued in connection with the issue and sale of other securities of the Company, together comprising one integral transaction in which no specific consideration is allocated to such Options by the parties thereto, such Options shall be deemed to have been issued for such consideration as determined in good faith by the Board of Directors of the Company. If Common Stock, Options or Convertible Securities shall be issued or sold by the Company and, in connection therewith, other Options or Convertible Securities (the "Additional Rights") are issued, then the consideration received or deemed to be received by the Company shall be reduced by the fair market value of the Additional Rights (as determined using the Black-Scholes option pricing model or another method mutually agreed to by the Company and the holder). The Board of Directors of the Company shall respond promptly, in writing, to an inquiry by the holder as to the fair market value of the Additional Rights. In the event that the Board of Directors of the Company and the holder are unable to agree upon the fair market value of the Additional Rights, the Company and the holder shall jointly select an appraiser, who is experienced in such matters. The decision of such appraiser shall be final and conclusive, and the cost of such appraiser shall be borne evenly by the Company and the holder.

          4D(7) Record Date. In case the Company shall take a record of the holders of its Common Stock for the purpose of entitling them (i) to receive a dividend or other distribution payable in Common Stock, Options or Convertible Securities or (ii) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

          4D(8) Treasury Shares. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company or any of its wholly-owned subsidiaries, and the disposition of any such shares (other than the cancellation or retirement thereof) shall be considered an issue or sale of Common Stock for the purpose of this Section 4D.

          4E Stock Splits and Dividends. If the Company shall, at any time or from time to time while the Series N Preferred Stock is outstanding, pay a dividend or make a distribution on its Common Stock in shares of Common Stock, subdivide its outstanding shares of Common Stock into a greater number of shares or combine its outstanding shares of Common Stock into a smaller number of shares or issue by reclassification of its outstanding shares of Common Stock any shares of its capital stock (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing corporation), then the Conversion Price in effect immediately prior to the date upon which such change shall become effective shall be adjusted by the Company so that the holder

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     thereafter converting its shares of Series N Preferred Stock shall be entitled to receive the number of shares of Common Stock or other capital stock which the such holder would have received if the shares of Series N Preferred Stock had been converted immediately prior to such event. Such adjustments shall be made successively whenever any event listed above shall occur.

          4F. Reorganization or Reclassification. If any capital reorganization or reclassification of the capital stock of the Company shall be effected in such a way (including, without limitation, by way of consolidation or merger) that holders of Common Stock but not holders of Series N Preferred Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock then, as a condition of such reorganization or reclassification, lawful and adequate provision shall be made whereby each holder of a share or shares of Series N Preferred Stock shall thereafter have the right to receive, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock of the Company immediately theretofore receivable upon the conversion of such share or shares of the Series N Preferred Stock, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of Common Stock equal to the number of shares of such stock immediately theretofore so receivable had such reorganization or reclassification not taken place and in any such case appropriate provision shall be made with respect to the rights and interests of such holder to the end that the provisions hereof (including without limitation provisions for adjustments of the Conversion Price) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise of such conversion rights (including an immediate adjustment, by reason of such reorganization or reclassification, of the Conversion Price to the value for the Common Stock reflected by the terms of such reorganization or reclassification if the value so reflected is less than the Conversion Price in effect immediately prior to such reorganization or reclassification). In the event of a merger or consolidation of the Company as a result of which a greater or lesser number of shares of common stock of the surviving corporation are issuable to holders of the Common Stock of the Company outstanding immediately prior to such merger or consolidation, the Conversion Price in effect immediately prior to such merger or consolidation shall be adjusted in the same manner as though there were a subdivision or combination of the outstanding shares of Common Stock of the Company.

          4G. Distributions. In case the Company shall fix a payment date for the making of a distribution to all holders of Common Stock (including any such distribution made in connection with a consolidation or merger in which the Company is the continuing corporation) of evidences of indebtedness or assets (other than cash dividends or cash distributions payable out of consolidated earnings or earned surplus or dividends or distributions referred to in Section 4E), or subscription rights or warrants, the Conversion Price to be in effect after such payment date shall be determined by multiplying the Conversion Price in effect immediately prior to such payment date by a fraction, the numerator of which shall be the total number of shares of Common Stock outstanding multiplied by the Market Price (as defined below) per share of Common Stock immediately prior to such payment date, less the fair market value (as determined by the Company's

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     Board of Directors in good faith) of said assets or evidences of indebtedness so distributed, or of such subscription rights or warrants, and the denominator of which shall be the total number of shares of Common Stock outstanding multiplied by such Market Price per share of Common Stock immediately prior to such payment date. "Market Price" as of a particular date (the "Valuation Date") shall mean the following: (a) if the Common Stock is then listed on a national stock exchange, the closing sale price of one share of Common Stock on such exchange on the last trading day prior to the Valuation Date; (b) if the Common Stock is then quoted on The Nasdaq Stock Market, Inc. ("Nasdaq"), the National Association of Securities Dealers, Inc. OTC Bulletin Board (the "Bulletin Board") or such similar exchange or association, the closing sale price of one share of Common Stock on Nasdaq, the Bulletin Board or such other exchange or association on the last trading day prior to the Valuation Date or, if no such closing sale price is available, the average of the high bid and the low asked price quoted thereon on the last trading day prior to the Valuation Date; or (c) if the Common Stock is not then listed on a national stock exchange or quoted on Nasdaq, the Bulletin Board or such other exchange or association, the fair market value of one share of Common Stock as of the Valuation Date, shall be determined in good faith by the Board of Directors of the Company and the holders of at least 62.5% of the outstanding Series N Preferred Stock. If the Common Stock is not then listed on a national securities exchange, the Bulletin Board or such other exchange or association, the Board of Directors of the Company shall respond promptly, in writing, to an inquiry by a holder of Series N Preferred Stock prior to the exercise hereunder as to the fair market value of a share of Common Stock as determined by the Board of Directors of the Company. In the event that the Board of Directors of the Company and the holders of at least 62.5% of the outstanding Series N Preferred Stock are unable to agree upon the fair market value in respect of subpart (c) hereof, the Company and the holders of at least 62.5% of the outstanding Series N Preferred Stock shall jointly select an appraiser, who is experienced in such matters. The decision of such appraiser shall be final and conclusive, and the cost of such appraiser shall be borne equally by the Company and such holders. Such adjustment shall be made successively whenever such a payment date is fixed.

          4H. Effective Date of Adjustment. An adjustment to the Conversion Price shall become effective immediately after the payment date in the case of each dividend or distribution and immediately after the effective date of each other event which requires an adjustment.

          4I. Subsequent Adjustments. In the event that, as a result of an adjustment made pursuant to this Section 4, holders of Series N Preferred Stock shall become entitled to receive any shares of capital stock of the Company other than shares of Common Stock, the number of such other shares so receivable upon the conversion of the Series N Preferred Stock shall be subject thereafter to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Conversion Shares contained herein.

          4J. Notice of Adjustment. Upon any adjustment of the Conversion Price, then, and in each such case the Company shall give written notice thereof by first class mail,

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

     postage prepaid, addressed to each holder of shares of Series N Preferred Stock at the address of such holder as shown on the books of the Company, which notice shall state the Conversion Price resulting from such adjustment, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

          4K. Other Notices. In case at any time:

               (1) the Company shall declare any dividend upon its Common Stock payable in cash or stock or make any other distribution to the holders of its Common Stock;

               (2) the Company shall offer for subscription pro rata to the holders of its Common Stock any additional shares of such stock of any class or other rights;

               (3) there shall be any capital reorganization or reclassification of the capital stock of the Company, or a consolidation or merger of the Company with, or a sale of all or substantially all its assets to, another corporation; or

               (4) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Company;

     then, in any one or more of said cases, the Company shall give, by first class mail, postage prepaid, addressed to each holder of any shares of Series N Preferred Stock at the address of such holder as shown on the books of the Company, (a) at least 15 days prior written notice of the date on which the books of the Company shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, and
     (b) in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, at least 15 days prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause (a) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto, and such notice in accordance with the foregoing clause (b) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, as the case may be.

          4L. Stock to be Reserved.

               (1) The Company will at all times reserve and keep available out of its authorized but unissued Common Stock solely for the purpose of issuance upon the conversion of the Series N Preferred Stock as herein provided, such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding shares of Series N Preferred Stock. All shares of Common Stock which shall be so issued shall be duly and validly issued and fully paid and nonassessable and free from all liens, duties and charges arising out of or by reason of the issue thereof (including, without limitation, in

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

     respect of taxes) and, without limiting the generality of the foregoing, the Company covenants that it will from time to time take all such action as may be requisite to assure that the par value per share of the Common Stock is at all times equal to or less than the effective Conversion Price. The Company will take all such action within its control as may be necessary on its part to assure that all such shares of Common Stock may be so issued without violation of any applicable law or regulation, or of any requirements of any national securities exchange upon which the Common Stock of the Company may be listed. The Company will not take any action which results in any adjustment of the Conversion Price if after such action the total number of shares of Common Stock issued and outstanding and thereafter issuable upon exercise of all options and conversion of Convertible Securities, including upon conversion of the Series N Preferred Stock, would exceed the total number of shares of such class of Common Stock then authorized by the Company's Certificate of Incorporation.

               (2) The Company will at all times reserve and keep available out of its authorized Series N Preferred Stock such number of shares of Series N Preferred Stock as is equal to the number of shares of Series N Preferred Stock then outstanding. All shares of Series N Preferred Stock which shall be so issued shall be duly and validly issued and fully paid and nonassessable and free from all liens, duties and charges arising out of or by reason of the issue thereof (including, without limitation, in respect of taxes).

          4M. No Reissuance of Series N Preferred Stock. Shares of Series N Preferred Stock that are converted into shares of Common Stock as provided herein shall be retired and may not be reissued as Series N Preferred Stock but may be reissued as all or part of another series of Preferred Stock.

          4N. Issue Tax. The issuance of certificates for shares of Common Stock upon conversion of the Series N Preferred Stock shall be made without charge to the holders thereof for any issuance tax, stamp tax, transfer tax, duty or charge in respect thereof, provided that the Company shall not be required to pay any tax, duty or charge which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Series N Preferred Stock which is being converted.

          4O. Closing of Books. The Company will at no time close its transfer books against the transfer of any Series N Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of any shares of Series N Preferred Stock in any manner which interferes with the timely conversion of such Series N Preferred Stock; provided, however, nothing herein shall be construed to prevent the Company from setting record dates for the holders of its securities.

          5. Voting - Series N Preferred Stock. In addition to any class voting rights provided by law and this Certificate of Designations, the holders of Series N Preferred Stock shall have the right to vote together with the holders of Common Stock as a single class on any matter on which the holders of Common Stock are entitled to vote. With respect to the voting rights of the holders of the Series N Preferred Stock pursuant to the preceding sentence, each holder of Series N

Preferred Stock shall be entitled to vote a number of votes equal to the ratio of the Series N Stated Value to the Market Price multiplied by the number of shares held by such holder, rounded down to the nearest whole number.

          6. Certain Restrictions. In addition to any other vote of the holders of Series N Preferred Stock required by law or by the Certificate of Incorporation, without the prior consent of the holders of at least 62.5% of the outstanding Series N Preferred Stock, given in person or by proxy, either in writing or at a special meeting called for that purpose, at which meeting the holders of the shares of such Series N Preferred Stock shall vote together as a class, the Company will not:

               (a) authorize, create, designate, establish or issue (whether by merger or otherwise) (i) an increased number of shares of Series N Preferred Stock (other than shares of Series N Preferred Stock payable as payment-in-kind dividends on outstanding shares of Series N Preferred Stock), or (ii) any other class or series of capital stock ranking senior to or on parity with the Series N Preferred Stock as to dividends or upon liquidation or reclassify any shares of Common Stock into shares having any preference or priority as to dividends or upon liquidation superior to or on parity with any such preference or priority of Series N Preferred Stock;

               (b) adopt a plan for the liquidation, dissolution or winding up of the affairs of the Company or any recapitalization plan (whether occurring by merger, consolidation or otherwise), file any petition seeking protection under any federal or state bankruptcy or insolvency law or make a general assignment for the benefit of creditors unless the holders of the Series N Preferred Stock will receive an amount in cash at least equal to the Liquidation Preference in such transaction;

               (c) merge into or consolidate with engage in any share exchange with any other Person or permit any Person to merge into or consolidate with or engage in any share exchange the Company if immediately thereafter, less than 50% of the voting power of the surviving entity is retained by the holders of voting power of the Company immediately prior thereto unless the holders of the Series N Preferred Stock will receive an amount in cash at least equal to the Liquidation Preference in such transaction;

               (d) adopt any stock option, stock compensation or stock purchase plan (other than the Stock Option Plan (as defined in the Purchase Agreement)), maintain any stock option, stock compensation or stock purchase plan which contains any "evergreen" or formula provisions increasing the number of shares of Common Stock available for grant thereunder (other than customary anti-dilution adjustments) or amend any existing stock option, stock compensation or stock purchase plan so as to increase the number of shares of Common Stock covered thereby;

               (e) enter into any transaction with any Affiliate or stockholder of the Company;

               (f) enter into or consummate the sale, lease, transfer, assignment or other disposition of all or any substantial part of its assets, whether in a single transaction or series of related transactions, to any Person unless the holders of the Series N Preferred Stock will receive an amount in cash at least equal to the Liquidation Preference in such transaction;

               (g) amend, alter or repeal, whether by merger, consolidation or otherwise, the Certificate of Incorporation or By-laws of the Company or the Resolutions contained in this Certificate of Designations of the Series N Preferred Stock and the powers, preferences, privileges, relative, participating, optional and other special rights and qualifications, limitations and restrictions thereof, which would adversely affect any right, preference, privilege or voting power of the Series N Preferred Stock, or which would increase or decrease the amount of authorized shares of the Series N Preferred Stock or of any other series of preferred stock ranking senior to the Series N Preferred Stock, with respect to the payment of dividends (whether or not such series of preferred stock is cumulative or noncumulative as to payment of dividends) or upon liquidation;

               (h) directly or indirectly, declare or pay any dividend (other than dividends permitted pursuant to Section 2 and dividends payable in shares of Common Stock but only to the extent that such stock dividend results in an adjustment of the Conversion Price pursuant to Section 4(D)(4)) or directly or indirectly purchase, redeem, repurchase or otherwise acquire or permit any Subsidiary to redeem, purchase, repurchase or otherwise acquire (or make any payment to a sinking fund for such redemption, purchase, repurchase or other acquisition) any share of Common Stock or any other class or series of the Company's capital stock (except for shares of Common Stock repurchased from current of former employees, consultants, or directors upon termination of service in accordance with plans approved by the Company board of directors) whether in cash, securities or property or in obligations of the Company or any Subsidiary;

               (i) materially change the nature or scope of the business of the Company or enter into any new line of business;

               (j) consummate or agree to make any sale, transfer, assignment, pledge, lease, license or similar transaction by which the Company grants any rights to any of the Company's intellectual property or technology other than non-exclusive licenses granted by the Company to customers in connection with the sale of the Company's products in the ordinary course of business consistent with past practices;

               (k) increase or decrease the number of directors comprising the Company's Board of Directors; or

               (l) agree to do any of the foregoing.

          7. No Waiver. Except as otherwise modified or provided for herein, the holders of Series N Preferred Stock shall also be entitled to, and shall not be deemed to have waived, any other applicable rights granted to such holders under the Delaware General Corporation Law.

          8. No Impairment. The Company will not, through any reorganization, transfer of assets, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company but will at all times in good faith assist in the carrying out of all the provisions hereunder and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights and liquidation preferences granted hereunder of the holders of the Series N Preferred Stock against impairment.

          9. Amendment; Waiver. Any term of the Series N Preferred Stock may be amended or waived (including the adjustment provisions included in Section 4(D) hereof) upon the written consent of the Company and the holders of at least 62.5% of the Series N Preferred Stock then outstanding; provided, however that the number of Conversion Shares issuable hereunder and the Conversion Price may not be amended, and the right to convert the Series N Preferred Stock may not be altered or waived, without the written consent of the holders of all of the Series N Preferred Stock then outstanding.

          10. Action By Holders. Any action or consent to be taken or given by the holders of the Series N Preferred Stock may be given either at a meeting of the holders of the Series N Preferred Stock called and held for such purpose or by written consent.

                            [Execution Page Follows]

          IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designations, Preferences and Rights this 28th day of April, 2005.

                                        VELOCITY EXPRESS CORPORATION


                                        By: /s/ Wesley C. Fredenburg
                                            ------------------------------------
                                            Name: Wesley C. Fredenburg
                                            Title: Secretary

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